UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 28, 2018

OWC PHARMACEUTICAL RESEARCH CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-54856

Delaware	98-0573566
(State of Incorporation)	(I.R.S. Employer Identification No.)

2 Ben Gurion Street, Ramat Gan, Israel	5257334
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: +972-72-260-8004

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01 Other Events.

OWC Pharmaceutical Research Corp. (“OWC”) through its wholly-owned Israeli subsidiary, One World Cannabis Ltd., announces the successful completion of the first part of its Phase I, placebo controlled, maximal dose study (the “Psoriasis Study”) to determine the safety and tolerability of topical ointment containing medical grade cannabis (the “Topical Ointment”) in healthy volunteers. The study is being performed by Professor Aviv Barzilai, Director of the Department of Dermatology at Chaim Sheba Medical Center. Sheba is a university-affiliated hospital that serves as Israel’s national medical center and is one of the leading integrated medical centers in the Middle East. The completed part of the study consisted of application of escalating doses of the Topical Ointment to healthy volunteers and was successfully completed with no adverse effects. After completion of the second part of this study, the company plans to initiate a phase II clinical study to demonstrate the efficacy of Topical Ointment in treating mild to moderate psoriasis and other inflammatory skin diseases.

Mr. Mordechai Bignitz, the Chief Executive Officer of OWC commented, “We are very pleased to see the successful completion of this stage of the clinical testing program. OWC is committed to the development and validation of cannabis-based products for the treatment of debilitating and life-threatening diseases and is investing significant resources to prove that our products are both safe and efficacious. This study constitutes an important step in bringing relief to millions of people that do not currently have effective therapies for diseases such as psoriasis.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OWC Pharmaceutical Research Corp.

By:	/s/ Mordechai Bignitz
Name:	Mordechai Bignitz
Title:	Chief Executive Officer

Date: June 28, 2018